SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 10-SB
                                 AMENDMENT NO. 1


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                             Small Business Issuers
             Under Section 12(b) or 12(g) of the Securities Exchange
                                   Act of 1934


                         YBOR CITY SHUTTLE SERVICE, INC.
                         -------------------------------
                 (Name of Small Business Issuer in its Charter)


                  Florida                                     59-348779
                  -------                                     ---------
(State or other jurisdiction of incorporation or    (IRS Employer Identification
               organization)                                    Number)

    1726 E. 7th Avenue, Suite 11, Tampa, FL                      33605
    ---------------------------------------                      -----


                                 (813) 247-9268
                                 --------------
                           (Issuer's Telephone Number)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered:             Name of each exchange on which
                                                 each class is to be registered:

               N/A                                              N/A


Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

PART I

Item 1.  DESCRIPTION OF BUSINESS.

INTRODUCTION
------------

     YBOR CITY SHUTTLE SERVICE, INC. ("Ybor City Shuttle" or "the Company") is a Florida corporation established to offer a unique shuttle service throughout the Tampa Bay area to the historic Ybor City district.

BACKGROUND AND NEED FOR BUSINESS
--------------------------------


     The Company was incorporated on January 7, 1998 in the State of Florida. The Company's total assets as of September 30, 1998 are $1,635 and the Company's stockholders' equity as of September 30, 1998 is ($5,265).


     Ybor City, once known as the cigar making capital of the world, has become the fastest growing area of Tampa Bay. Ybor City's National Historic Landmark District, one of three such districts in the State of Florida, features a collection of former cigar factories and other unique buildings which now house eclectic shops, restaurants and a microbrewery. There is a state museum which offers a look into the area's ethic past; an artistic community showcasing hand-crafted glass, ceramics and tiles as well as classic fine art created in oils, acrylics and clay; and a shopping community spanning vintage to contemporary, from casual to elegant home decor, jewelry, apparel, flowers, hand-rolled cigars and gourmet food items. The historic district covers 27 blocks of commercial and residential properties including a variety of nightclubs for listening to the blues, reggae, jazz, rock, dueling pianos and alternative sounds. Dining experiences include everything from Cuban sandwiches, Spanish bean soup, Sicilian pizzas, Cajun, Creole, and Italian to nouveau cuisine. Outdoor music concerts, arts and crafts shows, parades and gallery walks continue to increase the diversity and popularity of Ybor City where you can just as easily enjoy a poetry reading over a cup of cappuccino or experience the flamenco dancers with a glass of sangria.

     The continued revitalization of Ybor City into an arts and entertainment district is having a significant impact on this area of Tampa Bay. Since 1990, over 119 businesses have opened in the historic district, with 52 of these businesses opening in 1994. According to the Ybor City Chamber of Commerce, these 119 businesses have utilized more than $22,000,000 from private investors. The increasing trend of restaurants and entertainment establishments in the historic district (currently 46) has created an atmosphere most often compared to Bourbon Street in New Orleans, Louisiana. Ybor City is considered a major visitor attraction in the Bay area with crowds numbering up to 30,000 on weekends. The addition of the Florida Aquarium in April 1995, the second Garrison Channel Cruise Terminal in May 1995, and The Ice Palace in downtown Tampa in 1996 are expected to attract an additional 5,000 visitors each day to Ybor City.

     A huge, new development called "Centro Ybor" has begun construction in the center of Ybor City and is scheduled for completion in 1999. Centro Ybor, is designed as a leisure time hub for the Tampa Bay area, combing a state of the art multiplex cinema with an IMAX theatre, multiple restaurants, European style sidewalk cafes and an array of national and local retailers. "The Centro" will help create Tampa Bay's frist true urban pedestrian experience in the region's oldest neighborhood. Its ultimate potential will be similar to the historic Art Deco District in South Miami Beach and its marketing strategy is designed to attract four important market segments:

     * Local Tampa residents will be the most frequent patrons, coming to the area once or twice per month.
     * Regional residents from Pinellas, Pasco, Polk and Manatee counties may visit once every 30 to 60 days for a "big night out" or a unique day time urban experience.
     * Visitors include conventioneers who will come mostly for evening entertainment, and leisure visitors staying at the Pinellas beaches who will come for a day visit packaged with the Florida Aquarium and other Tampa attractions or for a more varied nightlife.
     *    College students from surrounding colleges.

     While Ybor City contains many opportunities for leisure time activities, the parking areas are extremely limited and may cost as much as $10.00. The chief complaint among visitors to Ybor City are problems associated with parking. This problem can be alleviated by reducing the number of vehicles needing spaces, thus creating a need for Ybor City Shuttle Service.

     According to law enforcement authorities, another major problem in the Ybor City area are individuals who drink and drive. Alcohol-related traffic accidents are the leading cause of death among adolescents and young adults in the United States. Studies show that young adults ages 21-24 have the highest intoxication rates in fatal crashes.1 The Ybor City Shuttle would offer a positive alternative to those individuals tempted to drink and drive by offering transportation to and from Ybor City's most popular drinking and entertainment establishments.

BUSINESS STRATEGY
-----------------

     The Company's strategy is to build the Company's infrastructure to provide a unique transportation experience initially between the two universities in Tampa and Ybor City.

BUILDING THE COMPANY'S INFRASTRUCTURE
-------------------------------------


     The anticipated costs to be incurred during the next twelve months are $175,000. These costs include all operational expenses including lease payments on buses and insurance costs. It also includes sales, marketing and general administrative expenses. Operations are anticipated to begin on or about February 1, 1999. The Company will not begin operations until such time that the $175,000 is raised.


     The Ybor City Shuttle will utilize buses as shuttles (city-type buses that will seat 44 people) and will operate year round on Friday and Saturday evenings between the hours of 8:00 p.m. and 3:30 a.m. The shuttles will pick up patrons at four predetermined, centralized locations at the University of Tampa ("UT") and the University of South Florida ("USF") and will drop off patrons at four established locations in Ybor City. A one way trip from USF and UT to Ybor City would approximate 15 minutes and 10 minutes respectively. The patrons may purchase a round-trip or one-way fare. Purchasers of the round trip fare will be issued an armband for later identification.

----------

1 U.S. Department of Transportation and the National Commission Against Drunk Driving.

     All the shuttles will be uniquely painted and easy to identify. Shuttle passengers will enjoy music playing on the sophisticated stereo sound system while relaxing in the air-conditioned comfort of the shuttle. Shuttle will be equipped with special interior lighting and may include the addition of video monitors and video playback equipment.




     The Company currently has no full or part time employees and anticipates on having two full time employees when operations begin. Once operations begin, the Company intends to lease all other of its employees from an established transportation leasing company. The Company's business plan calls for initial operations to begin utilizing one shuttle which will require three full or part time leased employees. These employees will include a shuttle driver, a ground support person and a security guard. The Company's plans call for the addition of more shuttles, with the same workforce requirements, per shuttle in operation.


OTHER REVENUES
--------------

     The Company will be selling advertising space on the interior and exterior of the shuttles to the local bars, restaurants and the major beer distributors in the area. The exterior advertising program will require companies to sign one-year contracts, payable in monthly installments for this large and very visible moving billboard. This concept of transit advertising has proven to be quite successful in the Tampa Bay area, however the establishments the Company will be targeting have thus far been unable to participate in this type of advertising as references to alcohol are prohibited on county operated transit lines. The interior advertising program will offer spaces of 11" in height by 28" in width to any advertisers within the Ybor City area as well as the nearby colleges.

GROWTH STRATEGY
---------------

     The Company believes that it can achieve further growth in passenger revenues, primarily from increases areas served, supplemented by other growth opportunities. The Company believes that incremental increases in passenger revenues will produce disproportionately larger increases in operating profits as many of the Company's operating expenses are fixed and, accordingly, do not vary proportionately with short-term increases in demand for the Company's services.

     Management   believes   the   following   represent    significant   growth
opportunities for the Company:

     1) Expand the frequency and convenience of scheduled offerings for existing routes.
     2) Expand to additional route locations based on demand to serve the area:
          a)   MacDill Air Force Base in Tampa, Florida,
          b)   Florida Southern College in Lakeland, Florida,
          c)   St. Petersburg Beach and Clearwater Beach, Florida

     3)   Expand to similar market areas:
          a) The Company is looking at the Orlando market. Orlando's Church Street Station area is very similar to Ybor City and the demographics are much the same with a major university, Navy and Air Force bases plus Pleasure Island, the entertainment area of Disney World. This area would call for a major expansion and would be considered after development of the above areas and further study.

     As the Company grows, shuttle service will be expanded to include other areas of Tampa Bay, including MacDill Air Force Base. Plans for the Company's second year of operation call for the addition of a smaller shuttle that will offer service up and down Seventh and Eighth Avenues of Ybor City on an English-style double-decker bus. This bus will stop every two blocks, allowing patrons to ride back and forth between their favorite nightspots. The fare for this shuttle will be $2.00 round trip.

     Other future plans include use of the shuttles to promote and provide transportation to and from special events in Ybor City and the surrounding Tampa Bay area (i.e., Gasparilla, Gasparilla Night Parade, Gasparilla Distance Classic, 4th of July, Guavaween and New Year's Eve). The Ybor City Shuttle will also be available for sublease during the week and on Sundays by individual parties or by establishments in Ybor City to promote their specific weeknight or Sunday events. The Shuttle would also be ideal for transportation to and from sporting events, with a stop over in Ybor City afterwards. (Ybor City is approximately 20 minutes from the Raymond James Stadium, home of the Tampa Bay Buccaneers, approximately 15 minutes from the Ice Palace, home of the Tampa Bay Lightning, and approximately 55 minutes from the Thunderdome in St. Pete, home of major league baseball's Tampa Bay Devil Rays. The downtown area of Tampa, approximately 15 minutes from Ybor City contains the Tampa Bay Convention Center and the soon to be built 27 story Marriott Hotel.

PASSENGERS
----------

     The Company's major passenger markets are the two primary universities in Tampa. The University of South Florida campus in Tampa ("USF") is the primary market for the Ybor City shuttle. The USF campus has an attendance of approximatley 29,000 students with an equal proportion of male and female students. Of the 29,000 students, approximately two-thirds live on campus or nearby. According to a USF published report, among the USF students polled, Ybor City was the number one destination spot on Friday and Saturday evenings (except during USF sporting events). The students in the poll were 18 to 27 years old and had visited Ybor City at least once within the past 45 days.

MARKETING AND ADVERTISING
-------------------------

     The Company's marketing and advertising philosophy is geared toward establishing the awareness and image of the Company among potential customers, inducing first-time and renewed travel, stimulating extra travel through price and DWI penalties awareness, and fostering long-term individual and community goodwill. The Company's marketing strategy consists of the following areas of concentration.

     First, the Company will aggressively advertise utilizing AM and FM radio stations, direct mailing, flyer distribution, and advertisements in the local college papers and local newspapers like The Tampa Tribune and the Weekly Planet. These ads will be geared around a campaign using the "Don't Drink and Drive" concept currently promoted by the major beer producers, MADD and the local law enforcement agencies, as well as a "Leave the Driving to Us" concept. The Company is currently exploring co-op advertising with these companies and organizations.

     Secondly, the Company will advertise in the Ybor City area using direct marketing techniques, Stall Tactics advertisements, signs in storefronts, and co-op advertising programs with local bar and restaurant establishments. The Company intends to develop strategic working relationships with several of the essential bars and restaurants that will become the initial stops for the shuttle.

OPERATIONS
----------

     The scheduling and management of the Company's bus fleet and driver corps will be coordinated by the management of the Company, with centralized functions performed by the management of the Company.

COMPETITION
-----------

     The transportation industry is highly competitive. The Company's primary sources of competition for passengers are automobile travel, taxis, and regional bus companies.

     The automobile is the most significant form of competition to the Company. The out-of-pocket costs of operating an automobile are generally less expensive than bus travel, particularly for multiple persons traveling in a single car. The Company meets this competitive threat through price, convenient Scheduling and emphasizing the risk of DWI if driving.

     Competition from regional bus companies will exist. Price, frequency of service and convenient scheduling are the current strategies of the Company to meet this competition. The Company's competitors possess operating authority for, but do not currently operate over, numerous routes potentially competitive to the Company. Based on market and competitive conditions, the regional bus companies could operate such routes in the future.

SEASONALITY
-----------

     The Company's business may initially be seasonal in nature and generally follow the pattern of the universities' schedules, with off-peaks during the summer months and the Thanksgiving and Christmas holiday periods. As a result, the Company's cash flows are seasonal in nature with a disproportionate amount of the Company's annual cash flows being generated during the peak travel periods. Therefore, an event that adversely affects ridership during any of these peak periods could have a material adverse effect on the Company's financial condition and results of operations for that year.

WORKFORCE
---------

     The Company has not employed any operating personnel and intends to lease its employees from an established transportation leasing company.

TRADEMARKS
----------

     The Company has no registered trademarks or tradenames.

GOVERNMENT REGULATION
---------------------

     State Regulations. The Company's buses remain subject to state vehicle registration requirements, bus size and weight limitations, fuel sales and use taxes and other local standards not inconsistent with federal requirements.

     Local Regulations. The Company's buses remain subject to county and city vehicle registration requirements, bus size and weight limitations, fuel sales and use taxes and other local standards not inconsistent with federal requirements.

     Other. The Company is subject to regulation under the Americans with Disabilities Act (the "ADA"), the Civil Rights Act of 1964, as amended, and the Occupational Safety and Health Act. The Company's busses will comply with the ADA.

INSURANCE COVERAGE
------------------

     The Company intends to maintain comprehensive automobile liability and general liability insurance to insure its assets and operations subject to a $10,000 deductible per occurrence. The Company also intends to maintain property insurance subject to a $5,000 deductible per occurrence with a cap of $1 million, and will maintain workers' compensation insurance for management employees as all other employees will be leased.

     Insurance coverage and risk management expense are key components of the Company's cost structure. A decision by the Company's insurers to modify the Company's program substantially, by either increasing cost, reducing availability or increasing collateral, could have a materially adverse effect on the Company's financial condition.

Item 2.  PLAN OF OPERATIONS.


     The Company has met its cash requirements to date, however it is anticipated that additional financing will be needed. It is the Company's intention to raise approximately $250,000 in the form of equity funding to meet its future cash requirements. After completion of this funding, the Company anticipates meeting its cash requirements from operations. The Company has no plans to spend funds for any product research or research and development. The Company anticipates leasing its buses and equipment for operations from established leasing sources, and does not anticipate any sales or purchases of plant or significant equipment. The Company intends on leasing its employees from an established transportation leasing company and does not expect to hire any significant number of employees during the next twelve months. Cash requirements for the next 12 months are $175,000, based on the Company's financial projections.


Item 3.  PROPERTIES.

     The Company currently leases approximately 150 square feet of office space in historic Ybor City, Florida from Progressive Ventures International, Inc. at a rate of $250.00 per month on a month-to-month basis. This facility may or may not be adequate once operations begin.

Item 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.


Wallace L. Strawder                       1,850,000                  75.3%
4280 NE 34th Ct.
Ocala, Florida 34479

All Officers and Directors as
a group (one person)                      1,850,000                  75.3%


     Mr. Strawder is the Sole Officer and Director of the Company. Mr. Strawder owns no warrants, options or rights and is the only Shareholder representing a 10% or greater holding in the Company.

Item 5.  DIRECTORS AND EXECUTIVE OFFICERS.


Warrace L. Strawder - Chairman, President, Treasurer and Secretary

     Mr. Strawder, age 52, has served as Chairman, President, Treasurer and Secretary of Ybor City Shuttle Service, Inc. since October 21, 1998. Mr. Strawder previously served as owner and operator of Concept Dental Studio and Cr-care Dental Studio in Orange Park, Florida. These dental care companies are full service dental laboratories. Mr. Strawder served in these capacities from 1978 until October, 1998. Mr. Strawder is an experienced manager with training, sales and marketing skills. There is no key man insurance on the life of Mr. Strawder.



 Item 6. EXECUTIVE COMPENSATION.

Name of Individual          Capacity                Year First Elected
------------------          --------                ------------------

Brendon K. Rennert         Former President               1998
Wallace L. Strawder        President                      1998

     Mr. Strawder is employed by the Company at an annual salary of $48,000 once the Company begins operations. The Company anticipates to begin operations in February 1999. To date, Mr. Strawder has received no compensation and no compensation shall accrue or be paid until operations begin. Mr. Strawder does not have an employment agreement with the Company.

     Mr. Rennert, the Company's former President from January 7, 1998 until his resignation October 21, 1998, received compensation totaling $3,000. Mr. Rennert resigned from all positions with the Company on October 21, 1998.



Item 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.


     VIW Investments, Inc. the founder and former controlling shareholder of the Company, is solely owned by Richard J. Diamond. Richard J. Diamond is also President of Progressive Ventures International, Inc., a company which provided consulting services to the Company and received fees of $6,000.00 for developing the Company's business plan. Progressive Ventures International, Inc. also provides office space to the Company.


Item 8.  DESCRIPTION OF SECURITIES.

     The Company has 50,000,000 authorized and 2,456,250 issued shares of Common Stock. The Company has 50,000,000 authorized and zero issued shares of Preferred Stock. The Company has not paid and does not anticipate in the future paying dividends on Common Stock. The Common Stock has one vote per share, and there are no preemptive rights with respect thereto.

PART II

Item 1.  LEGAL PROCEEDINGS.

     The Company does not currently have nor are there any anticipated or threatened lawsuits.

Item 2. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.


     The Company's common stock is listed on the OTC Electronic Bulletin Board under the trading symbol "YBCS." To date there has been no trading. The Company considers the market limited.


     The Company has approximately 44 shareholders of record.

     The Company has not paid, nor does it anticipate paying dividends in the foreseeable future.

Item 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

     None.





                 (Remainder of page left intentionally blank.)




Item 4.  RECENT SALES OF UNREGISTERED SECURITIES.


     The following securites were sold in reliance upon Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. The Company kept 100% of the proceeds from the sale of securities and no underwriters were used and no commission or discounts were paid.


ISSUE                       NO. OF
DATE           TITLE        SHARES        SHARES ISSUED TO             CONSID.       AMOUNT
----           -----        ------        ----------------             -------       ------
3/14/98        Common       140,000       Peerless Consultants, Inc.   Services      10,750
3/14/98        Common       100,000       Sharen Coykendall            Purchase      5,000
3/14/98        Common       250           Sharen Coykendall            Purchase      50
3/14/98        Common       100,000       Donald Mastropietro          Purchase      5,000
3/14/98        Common       60,000        Tom Arrigoni                 Purchase      3,000
3/14/98        Common       250           Joseph Jacob                 Purchase      50
3/14/98        Common       250           Ricky A. Howe                Purchase      50
3/14/98        Common       250           D. Gregg Diamond             Purchase      50
3/14/98        Common       250           Julie Segal Diamond          Purchase      50
3/14/98        Common       500           Terry N. Williams            Purchase      100
3/14/98        Common       1,000         George Carapella             Purchase      200
3/14/98        Common       1,000         Alan Lipstein                Purchase      200
3/14/98        Common       15,000        Jess G. Tucker               Purchase      3,000
3/14/98        Common       500           Charles G. Masters           Purchase      100
3/14/98        Common       250           Theresa Hess                 Purchase      50
3/14/98        Common       500           Ariel Matucan                Purchase      100
3/14/98        Common       2,500         Mario Scarpa                 Purchase      500
3/14/98        Common       500           David A. Peachee             Purchase      100
3/14/98        Common       250           Richard Lesko                Purchase      50
3/14/98        Common       1,000         Michael Kovach               Purchase      200
3/14/98        Common       250           Steven Sutton                Purchase      50
3/14/98        Common       250           William DeCambra             Purchase      50
3/14/98        Common       250           Bruce A. Fox                 Purchase      50
3/14/98        Common       500           C. R. Kenner                 Purchase      100
3/14/98        Common       500           Stacy Bagley                 Purchase      100
3/14/98        Common       250           Robert Powers                Purchase      50
3/14/98        Common       250           Eugene Cassidy               Purchase      50
3/14/98        Common       250           Joanne Mastropietro          Purchase      50
3/14/98        Common       500           Sentry Accounting, Inc.      Purchase      100
3/14/98        Common       500           Richard T. Grimes            Purchase      100
3/14/98        Common       250           Buddy Marshall               Purchase      50
3/14/98        Common       250           Nancy Schwartz               Purchase      50
3/14/98        Common       250           Treasure Rockhound           Purchase      50
3/14/98        Common       1,500         David Touchton               Purchase      300
3/14/98        Common       500           Kimberly Sarubbi             Purchase      100
3/14/98        Common       2,000         Harold Bray                  Purchase      400
3/14/98        Common       1,000         Louise Bray                  Purchase      200
3/14/98        Common       2,750         Teresa Fannin                Purchase      650
3/14/98        Common       10,000        Joe Goldsmith                Purchase      2,000
3/14/98        Common       2,000         Joseph Arrigoni              Purchase      400
3/14/98        Common       2,000         Patrick Tierney              Purchase      400
3/14/98        Common       2,000         Anthony Arrigoni             Purchase      400
3/14/98        Common       2,000         Leopoldo Fernandez           Purchase      400
3/14/98        Common       2,000         Mike Stanfield               Purchase      400

                                       11


Item 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Florida law permits the indemnification of officers and directors who, while acting in good faith, in behalf of the corporation, are made a party to or are threatened in an action as a result thereof.

     The Articles of Incorporation of the Company provide that "if in the judgment of a majority of the entire Board of Directors (excluding from such majority any director under consideration for indemnification), the criteria set forth in 607.0850(1) or (2), Florida Statutes, as then in effect, have been met, then the corporation shall indemnify any director, officer, employee, or agent thereof, whether current or former, together with his or her personal representatives, devisees or heirs, in the manner and to the extent contemplated by 607,0850, as then in effect, or by any successor law thereto."


Recent Developments
-------------------

     On October 21, 1998 the company held a Special Meeting of Directors at the offices of the Company. At this meeting, Mr. Wallace L. Strawder was elected to the Company's Board of Directors and was nominated President, Treasurer and Secretary. Mr. Brendon Rennert resigned from all positions with the Company, and was retained by the Company as a Consultant until January, 1999. Mr. Strawder is the owner of 1,850,000 restricted shares of common stock of the Company which he purchased from VIW Investments, Inc. on October 10, 1998. Mr. Strawder is a sophisticated accredited investor pursuant to Rule 502 of the Securities Act of 1933.





                 (Remainder of page left intentionally blank.)

                                    PART F/S





                        YBOR CITY SHUTTLE SERVICE, INC.
                         (A Development Stage Company)
                              FINANCIAL STATEMENTS
                                 JUNE 30, 1998

                         INDEX TO FINANCIAL STATEMENTS

     YBOR CITY SHUTTLE SERVICE, INC.

     Accountant's Report .......................................... 15

     Balance Sheet ................................................ 16

     Statement of Operations ...................................... 17

     Statement of Changes in Stockholders' Equity ................. 18

     Statement of Cash Flows ...................................... 19

     Notes to Financial Statements ................................ 20

                             GUIDA & JIMENEZ, P.A.
                          CERTIFIED PUBLIC ACCOUNTANTS

               Report of Independent Certified Public Accountants


To the Board of Directors
Ybor City Shuttle Service, Inc.
Tampa, Florida

We have audited the accompanying balance sheet of Ybor City Shuttle Service, Inc. (a development stage company) as of June 30, 1998 and the related statements of operations, stockholders' equity and cash flows for the period from January 7, 1998 (date of inception) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable
assurance  about  whether  the  financial   statements  are  free  of  material
misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimated made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ybor city Shuttle Service, Inc. at June 30, 1998, and the results of operations and its cash flow for the one hundred seventy-five days then ended, in conformity with generally accepted principles.


/s/  Guida & Jimenez
--------------------------
Guida & Jimenez
Tampa, Florida
July 30, 1998

MEMBER:
AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS        1308 West Sligh Avenue
FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS           Tampa, Florida 33604
AICPA DIVISION OF FIRMS                                Telephone: (813) 933-2336
                                                       Facsimile: (813) 935-8721

                         YBOR CITY SHUTTLE SERVICE, INC.
                          (A Development Stage Company)
                                 BALANCE SHEET
                                  JUNE 30, 1998



                                     ASSETS
Cash                                                                   $  1,480

Other receivable                                                          1,400

Prepaid expense                                                             240
                                                                       --------
   Total Current Assets                                                   3,120
                                                                       --------

      Total Assets                                                     $  3,120
                                                                       ========

                                  LIABILITIES

Accounts payable                                                       $  1,259

Related party payable                                                     1,500
                                                                       --------
      Total Liabilities                                                   2,759
                                                                       --------

                              STOCKHOLDERS' EQUITY

Common stock, $0.0001 par, 50,000,000 shares authorized,
   2,456,250 shares issued and outstanding                                  246

Paid in capital                                                          34,954

Accumulated Deficit                                                     (34,839)
                                                                       --------
   Total Stockholders' Equity                                               361
                                                                       --------

      Total Liabilities & Stockholder's Equity                         $  3,120
                                                                       ========

                            See accompanying notes.

                         YBOR CITY SHUTTLE SERVICE, INC.
                          (A Development Stage Company)
                                INCOME STATEMENT
    For The Period From January 7, 1998 (date of inception) to June 30, 1998



Revenue                                                                $      0
                                                                       --------

General and administrative expenses                                      34,839
                                                                       --------

   Net loss                                                             (34,839)

Net Loss per common share                                                  (.02)


Weighted Average Common Shares Outstanding                            2,268,975
                                                                      =========


                             See accompanying notes.


                                 YBOR CITY SHUTTLE SERVICE, INC.
                                  (A Development Stage Company)
                                STATEMENT OF STOCKHOLDERS' EQUITY
            For The Period From January 7, 1998 (date of inception) to June 30, 1998




                                  Common Stock            Additional
                           --------------------------      Paid-In      Accumulated
                             Shares          Amount        Capital        Deficit        Total
                             ------          ------        -------        -------        -----

BALANCE, January 7, 1998                  $         0    $         0    $         0   $         0


Stock issued:

   Founders shares           2,000,000            200                                         200

   Private placement           456,250             46         34,954                       35,000

Net loss                                                                   (34,839)       (34,839)
                           -----------    -----------    -----------   -----------    -----------

BALANCE, June 30, 1998       2,456,250    $       246    $    34,954   $   (34,839)   $       361
                           ===========    ===========    ===========   ===========    ===========



                                     See accompanying notes.

                                               18


                         YBOR CITY SHUTTLE SERVICE, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
    For The Period From January 7, 1998 (date of inception) to June 30, 1998


Cash Flows from Operating Activities:

Net Loss                                                               $(34,839)

Adjustments to reconcile income to net
 cash provided by operations:
   Change in due from stockholder                                        (1,400)
   Change in prepaid expenses                                              (240)
   Change in accounts payable                                             1,259
   Change in accrued expenses                                             1,500
                                                                       --------
   Net Cash Provided by (Used by)
     Operating Activities                                               (33,720)
                                                                       --------


Cash Flows from Investing Activities:

Net Cash Provided By Investing Activities                                     0
                                                                       --------

Cash Flows from Financing Activities:

Proceeds from sale of capital stock                                      35,200
                                                                       --------
Net Cash Provided By Financing Activities                                35,200
                                                                       --------

Increase in Cash                                                          1,480


Cash Balance, Beginning                                                       0

                                                                       --------
Cash Balance, Ending                                                   $  1,480
                                                                       --------

                             See accompanying notes.

                         YBOR CITY SHUTTLE SERVICE, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1998


NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Ybor City Shuttle Service, Inc. (the "Company") is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Business Activity. The Company is considered a development stage company, devoting substantially all of its efforts to establishing a new business. The Company is currently working on a plan to offer a unique shuttle service throughout the Tampa Bay area to the historic Ybor City district.

Cash and Cash Equivalents. For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Amortization of Organizational Costs. The costs of organizing and preparing the Company to execute its business objectives are expensed as incurred under SOP 98 5.

Income Taxes. Because of the brief period of the Company's operation, no income tax provision has been made.

NOTE 2  RELATED PARTY TRANSACTIONS

VIW Investments, Inc., the founder and controlling shareholder of the Company, is solely owned by Richard J. Diamond. Richard J. Diamond is also President of Progressive Ventures International, Inc., which provided consulting services to the Company and received fees of $6,000 for developing the Company's business plan. Mr. Diamond paid some of the expenses for the Company; of these advances, $1,500 was outstanding at June 30, 1998. Progressive Ventures International, Inc. also provides office space to the Company.

PART III

Item 1.  INDEX TO EXHIBITS.

Exhibit                 Description of Document
-------                 -----------------------

3(i)     Articles of Incorporation filed January 9, 1998.

3(ii)    Bylaws.

10.0     Contract with Progressive Ventures dated February 20, 1998

10.1     Contract with Progressive Ventures dated February 27, 1998

23.0     Consent of Accountants

27.0     Financial Data Schedule

99.0     Form of Stock Certificate


Item 2.  DESCRIPTION OF EXHIBITS.

     The required exhibits are attached hereto, as noted in Item 1 above.



     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                           YBOR CITY SHUTTLE SERVICE, INC.


Date:  November 13, 1998                      By: /s/  Wallace L. Strawder
                                              ----------------------------------
                                              Wallace L. Strawder, President